        As filed with the Securities and Exchange Commission on June 22, 1998

                                                 Registration Statement No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    ________________________________________
                                    Form S-8
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ___________________________________
                           BANKERS TRUST CORPORATION
             (Exact name of registrant as specified in its charter)


         New York                                     13-6180473
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                     Identification No.)

                  130 Liberty Street, New York, New York 10006
         (Address, including zip code, of principal executive offices)

               Coinvestment Plan for the Corporate Finance Group
                            (Full title of the plan)

                          Gordon S. Calder, Jr., Esq.
                             Melvin A. Yellin, Esq.
                           Bankers Trust Corporation
                               130 Liberty Street
                            New York, New York 10006
                                 (212) 250-2500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                _______________________________________________

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
     Title of securities                Amount               Proposed maximum           Proposed maximum         Amount of
          to be                         to be               offering price per         aggregate offering      registration
       registered (1)               registered (2)                 share                    price (2)               fee
----------------------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations     $100,000,000                 100%                   $100,000,000            $29,500
----------------------------------------------------------------------------------------------------------------------------


(1) This Registration Statement registers Deferred Compensation Obligations that are unsecured obligations of Bankers Trust Corporation to pay deferred compensation in the future in accordance with the terms of the Coinvestment Plan for the Corporate Finance Group of Bankers Trust Corporation (the "Plan").

(2) Estimated solely for purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) and is based upon an estimate of original amount deferred by participants.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


  All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents have been filed by Bankers Trust Corporation (the "Corporation") with the Securities and Exchange Commission (the "Commission") (file no. 1-5902) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:

   (1) The Corporation's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed May 8, 1998;

   (2) The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

   (3) The Corporation's Current Reports on Form 8-K, dated January 22, April 23 and April 24, 1998.

  All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

  The securities being registered are deferred compensation obligations ("Obligations") of the Corporation under the Coinvestment Plan for the Corporate Finance Group (the "Plan").

  The Plan is administered by the Human Resources Committee (the "Committee") of the Board of Directors of the Corporation. The Committee's powers include the power to construe and interpret the Plan, to adopt rules for the Plan, and to make any determinations necessary or advisable for the administration of the Plan. The "Coinvestment Plan Board" is responsible for the day to day administration of the Plan. The Coinvestment Plan Board determines whether, and to what extent, amounts deferred under the Plan will be notionally invested in each Plan Investment (as defined below) and in which order such investments shall be made. The Coinvestment Plan Board may also temporarily notionally invest some or all of the deferred bonuses in the same investments as Plan Investments and for such periods of time as the Coinvestment Plan Board may determine ("Temporary Investments"). Neither the leverage nor the recourse provisions of the Plan apply to Temporary Investments. All amounts of deferred bonuses otherwise not notionally invested either in a Plan Investment or Temporary Investment will notionally accrue interest at the floating prime rate of Bankers Trust Company plus one percent per annum. Subject to certain limitations contained in the Plan, the Coinvestment Plan Board has sole authority to select the Plan Investments and Temporary Investments. Further, the Coinvestment Plan Board has complete discretion over when a Plan Investment or Temporary Investment is notionally liquidated and, if the Corporation has not made a hedging investment, the value of the Plan Investment or Temporary Investment for the purposes of such liquidation. All determinations by the Coinvestment Plan Board relating to the Plan will be final and binding.

  Subject to the terms and conditions of the Plan, each Obligation entitles the holder to a payment in an amount calculated as described below. The Obligations are unsecured general obligations of the Corporation to pay deferred compensation in accordance with the terms of the Plan. The Plan is unfunded. The Corporation is not required to set aside assets to be used for payment of Obligations. Because the Corporation is a holding company, the right of the Corporation (and hence the rights of creditors of the Corporation, including participants in the Plan) to participate in any distribution of the assets of any subsidiary of the Corporation upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Corporation as a creditor of the subsidiary are recognized.

  The Obligations do not have the benefit of any negative or restrictive covenants. The Obligations do not contain any events of default. The Obligations are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

  At the beginning of each Performance Year (as defined below), selected Managing Directors, Principals and Vice Presidents in the Finance, Research, Corporate Credit and Client Coverage areas of the Corporation (the "Finance Group") may elect to defer, on a pre-tax basis, a portion of their year-end annual cash bonus. The maximum deferral is $100,000 for a Managing Director, $75,000 for a Principal and $50,000 for a Vice President. If the amount a participant elected to defer exceeds the actual cash bonus payable to such participant, his/her deferral will be reduced to the actual cash bonus amount. Deferrals may also be reduced on a pro rata basis depending on (1) the aggregate size of the Plan Investments in the year to which the deferral relates (the "Performance Year") and (2) the amount of such investments sourced by the Finance Group.

  "Plan Investments" are (i) investment deals that are approved by the Corporations's Private Equity Investment Group ("BT Capital Partners"), (ii) investment deals that are recommended to BT Capital Partners by the Finance Group, rejected by BT Capital Partners and, after approval by the Coinvestment Plan Board, invested in by the Corporation, (iii) investments in the BT Private Equity Fund, LLC sponsored by Corporate Finance, (iv) investments in collateralized bond obligations, (v) investments in the Global Credit Fund, a leveraged fund that will globally invest primarily in non-investment grade debt securities, structured securities and related derivative instruments and (vi) such other investments as may be approved from time to time by the Coinvestment Plan Board and Investment Banking management.

  Amounts deferred by participants and related matched amounts (as described below) shall not be actually invested in Plan Investments and Temporary Investments, but shall be treated as if so invested for purposes of determining amounts payable to participants under the Plan.

  The amount deferred by each participant is deemed to be "matched" by the Corporation on a three-to-one basis to replicate the effects of leveraging. Matched funds bear interest equal to the floating prime rate of Bankers Trust Company plus one percent per annum and must be "closed out" (i.e., deemed to be repaid from the notional earnings (cash flow) of the Plan Investments) as described below before participants are entitled to receive any actual distributions with respect to any Plan Investment. For purposes of the Plan, 50% of the matched funds, together with interest, is considered to be recourse (the "Recourse Portion") and the other 50% of the matched funds, together with interest, is considered to be nonrecourse (the "Nonrecourse Portion"). All distributions are first applied to close out the Nonrecourse Portion of the matched funds followed by the Recourse Portion.

  When a Plan Investment distributes cash income (such as dividends and/or interest) or cash liquidation proceeds to its investors, a proportionate amount of each payment, based on the percentage notionally invested by the Plan in each Plan Investment (after payment of all expenses, any management fee and any "carried interest awards" granted to employees with respect to such Plan Investment), will be treated as earned on the notional investments under the Plan. Such notional earnings are first applied to close out the matched funds and the accrued interest thereon. Any additional notional earnings are distributable to participants on a pro rata basis (subject to vesting requirements and a right of offset described below). Unless otherwise determined by the Corporation's Chief Executive Officer, distributions from the Plan will be made entirely in cash. For purposes of the Plan, each of (i) the notional proceeds or liquidation of a Temporary Investment and (ii) the notional accrual of interest on the amount of deferred bonuses not otherwise notionally invested in either a Plan Investment or Temporary Investment shall not be deemed an event which triggers a distribution under the Plan. The amount of (i) the notional proceeds or liquidation of a Temporary Investment and (ii) the notional accrued interest on the amount of deferred bonuses not otherwise notionally invested in either a Plan Investment or Temporary Investment may be notionally invested in Plan Investments or other Temporary Investments by the Coinvestment Plan Board as it may determine.

  In the event that the notional proceeds from the Plan Investments of a given Performance Year are insufficient to close out the matched funds and related interest, each participant will be personally liable to the Corporation for the unpaid amount of the Recourse Portion. Such liability may be applied against other amounts payable to the participant under the Plan (with respect to other Performance Years) or otherwise payable to the participant by the Corporation.

  Participants vest in any notional earnings related to their bonus deferral for a Performance Year on the earlier of (i) the cash liquidation (or deemed cash liquidation) of all the Plan Investments in that Performance Year or (ii) the first anniversary of the end of that Performance Year, in each case provided that the participant has been continuously employed by the Corporation or its subsidiaries through such vesting date. Distributions to participants whose employment is terminated for cause, or who resign prior to the first anniversary of the end of the Performance Year, are limited to the greater of such participants' deferred bonus plus interest, if any, or the actual distributions received by them under the terms of the Plan prior to such termination of employment. As a result, if a participant resigns prior to the first anniversary of the end of the Performance Year, or is terminated for cause, prior to the receipt of any distributions under the Plan, such participant will lose all of his or her rights to the "matched" amount, will only be entitled to be paid the deferred bonus plus interest after the "matched" amount is recouped, will only be entitled to receive distributions equal to the deferred bonus plus accrued interest and will remain personally liable for the Recourse Portion. If a participant resigns after the first anniversary of the end of the Performance Year, such participant will lose all rights to distributions attributable to the "matched" amount, will only be entitled to distributions attributable to his/her deferred bonus amount and will remain personally liable for the Recourse Portion. Participants whose employment terminates due to retirement, death, permanent disability or termination by the Corporation without cause vest (to the extent not previously vested) in the notional earnings on both their bonus deferral and matched funds at the time of such termination of employment.

  Upon a Change of Control (as defined in the Corporation's 1997 Stock Option and Stock Award Plan), all notional proceeds related to deferred bonuses and matched funds shall immediately be deemed to be vested; however, any distributions will remain subject and be made as described above.

  Participants' interests in the Plan are not transferable. No right, title or interest of any kind in the Plan is transferable or assignable by a participant or his or her beneficiary or is subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any participant or his or her beneficiary. Once a deferral election has been made, a participant has no ability to withdraw his/her deferred bonus or any amounts related thereto, but can only receive distributions as provided under the terms of the Plan.

  The total amount of Obligations under the Plan are not determinable because the amounts will vary depending upon, among other things, the level of participation by eligible persons, the total amount of Plan Investments, the amount of such investments sourced by the Finance Group, and the performance of such Plan Investments. Likewise, the duration of the Plan is indefinite because Obligations may only be paid, if at all, after cash liquidation of all investments included in the Plan Investments for each Performance Year.

  The Obligations are not subject to redemption, in whole or in part, at the option of the Corporation or through operation of a mandatory or optional sinking fund or analogous provision. The Corporation reserves the right to amend, suspend or terminate the Plan, except that no such amendment, suspension or termination may materially impair the rights of participants with respect to investments previously made without their written consent.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

  The validity of the securities offered hereby has been passed upon for the Corporation by Gordon S. Calder, Jr., Managing Director and Counsel of the Corporation. Mr. Calder has an interest in a number of shares amounting to less than .02 percent of the outstanding Common Stock of the Corporation.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

 Article V of the By-Laws of Bankers Trust Corporation provides as follows:

  "SECTION 5.01.  The corporation shall, to the fullest extent permitted by
Section 721 of the New York Business Corporation Law, indemnify any person who is or was made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation is serving or served in any capacity at the request of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

  "SECTION 5.02. The corporation may indemnify any other person to whom the corporation is permitted to provide indemnification or the advancement of expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by
(i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorize the creation of other rights in any such manner.

  "SECTION 5.03. The corporation shall, from time to time, reimburse or advance to any person referred to in Section 5.01 the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action or proceeding referred to in Section 5.01, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

  "SECTION 5.04. Any director or officer of the corporation serving (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or any corporation referred to in clause (i), in any capacity shall be deemed to be doing so at the request of the corporation. In all other cases, the provisions of this Article V will apply (i) only if the person serving another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise so served at the specific request of the corporation, evidenced by a written communication signed by the Chairman of the Board, the Chief Executive Officer, the President, the Senior Vice Chairman or any Vice Chairman, and (ii) only if and to the extent that, after making such efforts as the Chairman of the Board, the Chief Executive Officer, or the President shall deem adequate in the circumstances, such person shall be unable to obtain indemnification from such other enterprise or its insurer.

  "SECTION 5.05. Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Article V may elect to have the right to indemnification (or advancement of expenses) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time indemnification is sought.

  "SECTION 5.06. The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article V (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

  "SECTION 5.07. If a request to be indemnified or for the reimbursement or advancement of expenses pursuant hereto is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses of prosecuting such claim. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

  "SECTION 5.08. A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 5.01 shall be entitled to indemnification only as provided in Sections 5.01 and 5.03, notwithstanding any provision of the New York Business Corporation Law to the contrary."

   With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he acted in good faith for a purpose that he reasonably believed to be in or not opposed to the corporation's best interests and, in certain cases, a court approves the indemnity, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor if such directors or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation's best interests, and additionally, in criminal actions, has no reasonable cause to believe his conduct was unlawful.

   In addition, a Directors and Officers Liability and Corporation Reimbursement Policy is maintained covering the Corporation and its directors and officers for amounts, subject to policy limits, that the Corporation might be required to pay by way of indemnification to its directors or officers under its By-Laws or otherwise and for the protection of individual directors and officers from loss for which they might not be indemnified by the Corporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

 Not applicable.

ITEM 8.  EXHIBITS

 The exhibits are listed in the exhibit index.

ITEM 9.  UNDERTAKINGS

 (a) The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 19th day of June, 1998.

                         BANKERS TRUST CORPORATION


                         By /s/ Yves C. DeBalmann
                            __________________________________________
                            (YVES C. DEBALMANN, VICE CHAIRMAN)


    Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated.

        SIGNATURE                              TITLE                      DATE
        ---------                              -----                      ----

Frank N. Newman*           Chairman of the Board, Chief Executive
                           Officer and President (Principal Executive
                           Officer)

Richard H. Daniel*         Vice Chairman, Chief Financial Officer
                           and Controller (Principal Financial Officer)

Ronald Hassen*             Senior Vice President and Acting Principal
                           Accounting Officer


Lee A. Ault III*           Director

Neil R. Austrian*          Director

George B. Beitzel*         Director

Phillip A. Griffiths*      Director

William R. Howell*         Director

Vernon E. Jordan, Jr.*     Director

Hamish Maxwell*            Director

N.J. Nicholas Jr.*         Director

Russell E. Palmer*         Director

        SIGNATURE                              TITLE                      DATE
        ---------                              -----                      ----

Donald L. Staheli*         Director

Patricia Carry Stewart*    Director

G. Richard Thoman*         Director

George J. Vojta*           Vice Chairman and Director

Paul A. Volcker*           Director


*By  /s/ James T. Byrne, Jr.                                June 19, 1998
     --------------------------------------
     (JAMES T. BYRNE, JR., ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX



 EXHIBIT
 NUMBER              DESCRIPTION                                        LOCATION
 -------             -----------                                        --------
    5      Opinion re validity                                  Filed as an exhibit hereto.
   23      Consents of experts and counsel:

           (a) KPMG Peat Marwick LLP, New York, New York        Filed as an exhibit hereto.
           (b) KPMG Peat Marwick LLP, Baltimore, Maryland       Filed as an exhibit hereto.
           (c) Ernst & Young LLP                                Filed as an exhibit hereto.
           (d) Gordon S. Calder, Jr.                            Included in Exhibit 5.
   24      Power of Attorney                                    Filed as an exhibit hereto.